Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500
Enterprise Announces Interim Results of Exchange Offers and Consent
Solicitations, and Amends Exchange Price to TEPPCO Note Holders
Tendering Prior to Expiration Date
     Houston, Texas (Wednesday, October 7, 2009) — Enterprise Products Partners L.P. (NYSE:EPD) (“Enterprise”) today announced interim results from the offers to exchange all properly tendered and accepted notes of the series listed in the table immediately following this paragraph (which were previously issued by TEPPCO Partners, L.P. (“TEPPCO”)) and the related solicitations of consents to the proposed amendments to the indentures governing such notes, all as conducted by Enterprise’s principal operating subsidiary, Enterprise Products Operating LLC (“EPO”). As of 5:00 p.m., New York City time, on October 6, 2009 (the “Early Consent Date”), and as indicated in the table below, approximately $1.92 billion aggregate principal amount of TEPPCO notes had been validly tendered for exchange (and not validly withdrawn), such that the requisite consents for each series of TEPPCO notes have been received (such consents being irrevocable after the Early Consent Date by the terms and conditions of the exchange offers and consent solicitations as described in the corresponding prospectus). In light of having received the requisite consents, the proposed amendments to the TEPPCO indentures governing the TEPPCO notes will be adopted, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable. Also as a result of having received the requisite consents as of the Early Consent Date, effective as of October 7, 2009, EPO has amended the exchange offers to provide that the exchange price for each TEPPCO note validly tendered (and not validly withdrawn) after the Early Consent Date and prior to 9:00 a.m., New York City time, on October 26, 2009, unless extended (the “expiration date”), will be 100% of its principal amount (rather than 97% as previously offered). The following table shows the principal amount of each such series tendered by the Early Consent Date.

			Outstanding	Percentage of
			Principal Amount	Outstanding
		Aggregate	Tendered	Principal Amount
		Principal	as of Early	Tendered as of Early
TEPPCO Notes	CUSIP No.	Amount	Consent Date	Consent Date

7.625% Senior Notes due 2012	872384AA0	$500,000,000	$476,405,000	95.28%
6.125% Senior Notes due 2013	872384AB8	$200,000,000	$182,487,000	91.24%
5.90% Senior Notes due 2013	872384AD4	$250,000,000	$237,422,000	94.97%
6.65% Senior Notes due 2018	872384AE2	$350,000,000	$342,380,000	97.82%
7.55% Senior Notes due 2038	872384AF9	$400,000,000	$398,514,000	99.63%
7.00% Junior Fixed/Floating Subordinated Notes due 2067	872384AC6	$300,000,000	$285,001,000	95.00%

		$2,000,000,000	$1,922,209,000	96.11%
     The exchange offers and consent solicitations are made under terms and subject to the conditions set forth in the prospectus contained in the registration statement on Form S-4 filed by Enterprise and EPO with the Securities and Exchange Commission (Registration Statement No. 333-162091), as amended on October 7, 2009 (including to reflect the extended offer terms set forth above), and a related letter of transmittal and consent that contains a more complete description of the terms and conditions of the exchange offers and consent solicitations.
     A holder who validly tenders its TEPPCO notes for exchange will be deemed to have delivered its consent to the proposed amendments to the applicable TEPPCO indenture under which those notes were issued. Tenders of TEPPCO notes may be withdrawn any time prior to the expiration date; however, consents to the proposed amendments may no longer be revoked after the Early Consent Date. Tenders of TEPPCO notes may not be validly withdrawn after the expiration date, unless EPO changes the exchange price for the TEPPCO notes or is required by law to permit withdrawal.
     Enterprise’s obligation to complete the exchange offers and consent solicitations are conditioned upon, among other things, completion of the proposed merger of TEPPCO with a wholly owned subsidiary of Enterprise and receipt of valid consents sufficient to affect all of the proposed amendments to the TEPPCO indentures. The merger and related transactions are not conditioned upon the commencement or completion of the exchange offers or consent solicitations.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The exchange offers and consent solicitations are being made only by means of a prospectus that is part of a registration statement, and such exchanges shall not be made until the registration statement has been declared effective by the SEC.
     Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through approximately 36,000 miles of onshore and offshore pipelines. Services include natural gas transportation, gathering, processing, and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation and offshore production platform; and petrochemical transportation and storage services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.
Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations (713) 381-3635

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